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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 33-4706, 33-72774, 333-59733 and 333-63009) on Form S-8 of Zebra
Technologies Corporation of our report relating to the consolidated balance sheets of Zebra Technologies Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related consolidated financial statement schedule, as contained herein. These consolidated financial statements and the related consolidated financial statement schedule and our report thereon are included herein. Our report was based in part on the report of other auditors.

                                  /s/KPMG LLP

Chicago, Illinois
March 1, 2000